Exhibit 10.1

MUELLER WATER PRODUCTS, INC.

VIA EMAIL

Steven Heinrichs
SHeinrichs@muellerwp.com

Dear Steven:
This letter agreement, dated as of September 5, 2024 supplements and incorporates by reference, the Employment Agreement, dated as of July 18, 2018, between you and Mueller Water Products, Inc. (the “Company”, and such agreement, the “Employment Agreement”) and the Executive Change-in-Control Severance Agreement, dated as of September 30, 2019, between you and the Company (the “CIC Agreement”). This letter replaces and supersedes in all respects that certain prior letter agreement, dated as of August 21, 2023, between you and the Company (the “Prior Letter Agreement”) and, subsequent to the execution of this letter, the Prior Letter Agreement will be null and void and of no further force or effect.

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

In consideration of your continuing employment in your current roles as the Company’s Chief Financial Officer and Chief Legal and Compliance Officer through the date the Company provides you a written notice of transition (“Transition Date”) in the form of Schedule 1 attached hereto, which Transition Date shall not be prior to December 31, 2024 and no later than March 1, 2025 (unless otherwise determined by the parties in good faith), and for your service as Senior Advisor (defined below) during the Transition Period (defined below), you will be subject to and entitled to the following:

1.Prior to the Transition Date, you will remain eligible for the same compensation and benefits provided for under the Employment Agreement and the CIC Agreement (the “Existing Agreements”). However, the CIC Agreement shall terminate and be null and void and of no further force or effect on the Transition Date.

2.You will continue to receive your current base salary at a rate of $550,000 through the Transition Date, and you will continue to be eligible for, under the terms and conditions of the Existing Agreements, your 2024 annual bonus (subject to the terms and conditions of the Company management incentive plan and at your current target bonus rate of 70% of base salary) and vesting under the Company’s Second Amended and Restated 2006 Stock Incentive Plan (the “Incentive Plan”) and the applicable award agreements thereunder through the Termination Date; including the vesting of your Transition Grant in accordance with the Prior Letter Agreement. You will not be eligible for an equity grant under the Incentive Plan for the next Incentive Plan grant cycle, which is anticipated to occur in December 2024.

3.Prior to the Transition Date, (i) you will be eligible for the 2025 annual bonus (subject to the terms and conditions of the Company management incentive plan and at a target bonus rate of 70% of base salary), which will be prorated for the time served between October 1, 2024, and the Transition Date and (ii) you will continue to perform the roles as the Company’s Chief Financial Officer and Chief Legal and Compliance Officer in a professional manner in accordance with the standards set forth in the Employment Agreement.

4.For the period between the Transition Date and September 30, 2025 (“Termination Date”)(“Transition Period”), you will transition from your position as Chief Financial Officer and Chief Legal and Compliance Officer of the Company to the position of Senior Advisor. You will serve as a consultant to the Company in the position of Senior Advisor through September 30, 2025; provided, that your service relationship may be terminated prior to such date due to death, Disability, Cause (as further addressed in Paragraph 9 below) or, your voluntary termination of the consulting relationship upon 30 days’ advance notice. By signing this letter, you expressly waive any rights to trigger a Good Reason termination under the Existing Agreements so long as the Company does not breach the terms of this letter, and any voluntary termination by you prior to the Termination Date will be treated as a voluntary termination under the Existing Agreements and the severance benefits provided under Paragraph 7 below will not be paid. Further, all vesting under the Incentive Plan will cease as of your voluntary termination prior to the Termination Date, and you will only be eligible for any annual bonus payments to the extent that you would have otherwise been eligible for such payments as of your voluntary termination date and without regard to this letter. For purposes of clarity, and notwithstanding anything to the contrary in the Existing Agreements, Incentive Plan, Prior Letter Agreement or otherwise, your transition from an employment relationship to consultant status as of the Transition Date shall not constitute an interruption or termination of your “Continuous Service” (as defined in the Incentive Plan), and you shall be entitled to continued vesting of your outstanding equity awards under the Incentive Plan (and the Transition Grant) through the Transition Period, unless your service relationship is earlier terminated by the Company for Cause, by you voluntarily or due to your death or Disability. In each such termination scenario prior to the Termination Date, your outstanding equity awards shall be treated in accordance with the applicable termination-related terms under the Incentive Plan and your award agreements thereunder (including, without limitation, any special vesting terms that may apply in the case of your death or Disability).

5.During the Transition Period, you shall receive a monthly fee set at $5,000 per month, and you will not be eligible for any 2025 annual bonus amounts during this Transition Period.

6.As Senior Advisor, you will assist the Chief Executive Officer and newly appointed Chief Financial Officer of the Company with (i) the transition of your former duties as Chief Financial Officer and Chief Legal and Compliance Officer of the Company and (ii) any other services reasonably requested by the Chief Executive Officer of the Company. For the avoidance of doubt, (x) during the Transition Period, you will not have the power (and shall not hold yourself out as having the power) to bind the Company or any of its affiliates as their agent, and (y) you will remain subject to the Company’s policies applicable to its service providers, including the requirement to pre-approve any trades in the Company’s securities through the Company’s General Counsel. As Senior Advisor, subject to all other provisions of this letter, your services will be rendered to the Company on a non-exclusive basis, and you may, during the Transition Period, represent and perform services for such other persons or entities as you see fit; provided, however, that: (A) there is no actual conflict of interest; (B) such representation or services are not for a direct competitor of the Company; (C) such representation or services would not utilize Confidential Information; (D) such representation or services would not interfere with your ability to perform services as Senior Advisor as contemplated in this letter; and/or (E) Company provides written approval of such other services or employment, with such approval not to be unreasonably withheld, conditioned or delayed. The parties reasonably anticipate that during the Transition Period you will provide no more than twenty percent (20%) of the average level of services performed by you for the Company over the 36-month period immediately preceding the Transition Date.

7.Your transition to Senior Advisor as of the Transition Date will be considered a “separation from service” under Section 409A of the Code and thus will constitute an Involuntary Termination of Employment by the Company without Cause under Section 5 of the Employment Agreement, and, accordingly, you will be entitled to the Severance Benefits provided for under such Section 5, subject to (i) terms and conditions of this letter (and specifically the modifications below) and (ii) your execution and non-revocation of a waiver and release of claims in favor of the Company (the “Release Agreement”). As a result, and for the avoidance of doubt, you will receive the following severance benefits as of the Transition Date (and subject to the Release Agreement), which are the sole and exclusive severance benefits that you will receive on the Transition Date. For purposes of clarity, you will not be eligible for any other termination-related pay upon the termination of your consulting relationship as Senior Advisor as of the Termination Date.
a.Lump-sum payment of accrued and unpaid Salary through the Transition Date and other accrued benefits, paid on the same basis as paid upon any voluntary termination of employment. Such lump-sum amount will be paid in accordance with the Company’s normal payroll procedures.

b.Notwithstanding any contrary provisions in any incentive bonus plan or in Section 3(b) of the Employment Agreement, you will be paid a bonus for the fiscal year in which the Transition Date occurs, in accordance with Paragraph 3 of this letter, determined and paid in the same manner and at the same time as for all other executive participants in the Company’s annual bonus program.

c.An amount equal to $1,443,750 (the “Base Amount”). Payment of the Base Amount shall be made in a lump-sum amount on the first payroll date following the later of (i) 30 days following the Transition Date and (ii) the date the Release Agreement becomes effective.

d.The Company will allow you to continue medical (including prescription benefits) and dental coverage for you and your eligible dependents (as provided to its active employees) for up to 30 months following the Transition Date, but only if you pay the COBRA rate for such coverage (“Extended Coverage”). If you decline Extended Coverage or become eligible for medical and/or dental coverage through another employer (including an employer of your spouse), such Extended Coverage will cease. For this purpose, the applicable COBRA rate is the cost of COBRA coverage, determined as of the Transition Date but subject to any annual increases experienced by the Company, for the level of medical and/or dental coverage you have in effect on the Transition Date. Notwithstanding the foregoing, in the event the Transition Period ends prior to September 30, 2025, other than due to a termination by the Company for Cause or your voluntary resignation, then, to the extent permitted by the Company’s applicable medical and dental plans, the Extended Coverage shall continue until the 30-month anniversary of the Transition Date; provided that if you become eligible for medical and/or dental coverage through another employer (including an employer of your spouse), the Extended Coverage shall cease.

e.You will continue group life insurance coverage for a period of 18 months following the Transition Date on the same terms and conditions as in effect prior to the Transition Date.

f.You will continue disability coverage for a period of 18 months following the Transition Date on the same terms and conditions as in effect prior to the Transition Date but only if you pay the associated fees for such coverage. If you do not pay the relevant fees or become eligible for disability coverage through another employer (including an employer of your spouse), such coverage will cease.

g.The Company will cover your reasonable and documented expenses related to outplacement services, the cost and duration of which shall be determined by the Company in its sole discretion; provided that such expense shall not exceed $50,000.

8.Within sixty (60) days of the Transition Date, the Company will reimburse you for reasonable attorneys’ fees in an amount not to exceed $25,000 incurred by you in the negotiation of the Release Agreement.

9.You remain subject to the Existing Agreements, and any termination of your employment or other service relationship for Cause before the Termination Date will be treated accordingly under the Existing Agreements, and you will not be entitled to the compensation and benefits provided for in this letter and will only receive any final base salary pay or monthly fees, as required under applicable law. In the event of your termination of employment or other service relationship for Cause before the Transition Date, you will not be eligible for severance benefits under Paragraph 7, and any rights to annual bonus payments and vesting under the Incentive Plan will cease. The Company will retain all rights under law and equity to forfeit and recoup any amounts previously vested or paid as provided for in the Existing Agreements.

The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable pursuant to this letter. This letter only updates, modifies and amends the terms and conditions of your employment specifically provided for herein, and the remaining terms and conditions of your employment, including your Existing Agreements and the Incentive Plan and applicable award agreements under the Incentive Plan remain in full force and effect.

This letter shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

MUELLER WATER PRODUCTS, INC.

/s/ Marietta Edmunds Zakas
Name: Marietta Edmunds Zakas
Title: Chief Executive Officer

ACCEPTED AND AGREED

/s/ Steven Heinrichs
Steven Heinrichs

SCHEDULE 1

Transition Notice

[DATE]

VIA EMAIL

Steven Heinrichs
SHeinrichs@muellerwp.com

Dear Steven:
In accordance with the letter dated September 5, 2024, executed by and between you and Mueller Water Products, Inc. (“2024 Letter Agreement”), this letter serves as your written notice of transition. The Transition Date1 shall be the date of this written notice. For the period beginning on the Transition Date and ending September 30, 2025, unless your service relationship is terminated earlier in accordance with the 2024 Letter Agreement, you will serve as Senior Advisor subject to the terms and conditions of the 2024 Letter Agreement.

MUELLER WATER PRODUCTS, INC.

Name: Marietta Edmunds Zakas
Title: Chief Executive Officer

ACCEPTED AND AGREED

Steven Heinrichs
1 Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the 2024 Letter Agreement.